EXHIBIT 12.1
                               CELGENE CORPORATION
                   REVISED RATIO OF EARNINGS TO FIXED CHARGES
                                   HISTORICAL
                          (IN THOUSANDS, EXCEPT RATIOS)



                                               SIX MONTHS ENDED
                                                   JUNE 30,                            YEARS ENDED DECEMBER 31,
                                             ---------------------      -----------------------------------------------------
                                               2002       2001            2001        2000      1999        1998       1997
                                             ---------  ---------       ---------   --------   --------   --------   --------


Loss from continuing operations  before
   tax benefit                               $(2,538)   $(2,307)        $(4,136)    $(18,813)  $(32,655)  $(36,379)  $(30,760)

Add:
      Fixed charges                              384        417             893        3,300      4,292      1,352        808

Less:
      Capitalized interest                        --         --              --           --         --         --         --


                                             -------    -------         -------     --------   --------   --------   --------
                             Loss adjusted   $(2,154)   $(1,890)        $(3,243)    $(15,513)  $(28,363)  $(35,027)  $(29,952)
                                             -------    -------         -------     --------   --------   --------   --------

Fixed charges:
       Interest expense                           15         50              83        1,611      3,244        661        256

       Amortization of debt issuance costs
          and discounts on note obligation        --         --              29          975        443         47         47

      Portion of rent representative of the
         interest factor                         369        367             781          714        605        644        505

                                             -------    -------         -------     --------   --------   --------   --------
                              Fixed charges  $   384    $   417         $   893     $  3,300   $  4,292   $  1,352   $    808
                                             -------    -------         -------     --------   --------   --------   --------

Deficiency of earnings available to
     cover fixed charges                     $(2,538)   $(2,307)        $(4,136)    $(18,813)  $(32,655)  $(36,379)  $(30,760)

Ratio of earnings to fixed charges              N/A        N/A             N/A          N/A        N/A        N/A        N/A
